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Exhibit 10.3

FIRST AMENDMENT TO THE
WADDELL & REED FINANCIAL, INC.
1999 MANAGEMENT INCENTIVE PLAN

        Waddell & Reed Financial, Inc., a Delaware corporation (the "Company"), previously established the Waddell & Reed Financial, Inc. 1999 Management Incentive Plan, as amended March 5, 2002 (the "Plan"). Pursuant to Section 6(b) of the Plan, the Board of Directors of the Company (the "Board") or the Compensation Committee of the Board may amend the Plan. Pursuant to the powers reserved in the Plan, the Plan is amended effective as of January 1, 2003 as follows.

1.
The Plan shall be renamed the "Waddell & Reed Financial, Inc. 2003 Executive Incentive Plan" and all references in the Plan to the "Waddell & Reed Financial, Inc. 1999 Management Incentive Plan" are hereby amended to read the "Waddell & Reed Financial, Inc. 2003 Executive Incentive Plan."

2.
Section 2(d) of the Plan is hereby amended in its entirety to read as follows:

"(d)
'Covered Employee' shall mean means (i) the chief executive officer of the Company, and (ii) a person designated by the Committee, at the time of grant of Performance Awards, who the Committee believes is likely to be a "covered employee" (within the meaning of Section 162(m)(3) of the Code) with respect to the fiscal year during which the Incentive Plan Award is granted or in the foreseeable future."

3.
Section 5 of the Plan is amended in its entirety to read as follows:

"5.
Payment

    Except as otherwise provided hereunder, payment of any Incentive Plan Award amount determined under Section 4 shall be made to each Participant as soon as practicable after the Committee certifies that one or more of the applicable Performance Goals have been attained (or, in the case of any Incentive Plan Award payable under the provisions of Section 4(d), after the Committee determines the amount of any such Incentive Plan Award). The Incentive Plan Award may be paid in whole or in part, in the discretion of the Committee, in either stock options to purchase the Company's Class A Common Stock ("Company Stock") or in shares of Company Stock which will be subject to certain restrictions and/or a risk of forfeiture, with the remainder, if any, to be paid in cash. The value of any Company Stock-based payment under an Incentive Plan Award shall be determined in the sole and absolute discretion of the Committee. The Committee will establish a formula to convert an Incentive Plan Award into a Company Stock-based payment of equivalent fair market value. All Company Stock options and restricted Company Stock issued as payment for all or any part of an Incentive Plan Award shall be distributed from the total number of shares of Stock reserved and available for distribution under the Waddell & Reed Financial, Inc. 1998 Executive Deferred Stock Award Plan, as amended and restated, and as may be further amended, modified or restated (the "EDC Plan"), and shall comply in full with all of the terms and provisions regarding stock options and restricted stock, as applicable, set forth in the EDC Plan, including, without limitation, Section 6A thereof."

4.
The Plan shall remain in full force and effect as amended by this Amendment.

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FIRST AMENDMENT TO THE WADDELL & REED FINANCIAL, INC. 1999 MANAGEMENT INCENTIVE PLAN